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                                                                     Exhibit 15



November 17, 2000



Board of Directors

Sykes Enterprises, Incorporated

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-23681) pertaining to the Sykes Enterprises, Incorporated, Non-Qualified Incentive Stock Option Plan and in the Registration Statement (Form S-8 No. 333-88359) pertaining to the Sykes Enterprises, Incorporated 1999 Employees' Stock Purchase Plan of our report dated November 17, 2000 relating to the unaudited consolidated interim financial statements of Sykes Enterprises, Incorporated that are included in its Form 10-Q for the three-month and nine-month periods ended September 30, 2000.



                                             /s/ Ernst & Young LLP

Tampa, Florida